PROMISSORY NOTE

October 15, 2009

$1,600

In consideration of Money Loaned to the Company by Chris Cronin in the aggregate amount of $1,600, Commonwealth Realty Partners, Inc., a Nevada corporation ("Commonwealth Realty Partners, Inc.”) hereby promises to pay to the order of Chris Cronin,  an individual ("Mr. Cronin”), the amount of $1,600.00 in accordance with the following:

1.	Payment of Amount Owed. Commonwealth Realty Partners, Inc. shall pay Mr. Cronin the principal amount of this note in on demand.

2.	Interest. Interest will accrue on the principal amount of this note at 0%.

3.
Method of Payment. Commonwealth Realty Partners, Inc. shall make all payments of amounts due under this note by wire transfer of immediately available funds to an account designated by Mr. Cronin in a written notice to Commonwealth Realty Partners, Inc.

4.	Conversion. Mr. Cronin is entitled, at his option, to convert at any time into shares of Common Stock of the Company at a conversion price of .08 per each share of Common Stock.

5.	Prepayment. Commonwealth Realty Partners, Inc. May prepay this note in whole or in part at any time without premium or penalty.

6.	Events of Default. The occurrence of one or more of the following events (an "Event of Default-) will cause Commonwealth Realty Partners, Inc. to be in default under this note:

a.	Commonwealth Realty Partners, Inc. fails to make any payment due under section 1 of this note or breaches any other obligation contained in this note, and

b.
Commonwealth Realty Partners, Inc. commences any voluntary proceeding under any chapter of the Federal Bankruptcy Code or any other law relating to bankruptcy, bankruptcy reorganization, insolvency or relief of debtors, or any such proceeding is commenced against Commonwealth Realty Partners, Inc. and is not dismissed within 60 days from the date on which it is filed or instituted.

7.
Default Rate. Upon occurrence of an Event of Default, the unpaid principal amount of this note and any interest accrued thereon will bear interest from the date due until that amount is paid in full at an annual rate of 0%.

8.
Expenses. Commonwealth Realty Partners, Inc. shall pay all reasonable expenses incurred by Mr. Cronin in connection with the collection and enforcement of this note, including without limitation reasonable attorneys' fees and costs.

9.
Waiver of Presentment. Commonwealth Realty Partners, Inc. hereby waives presentment. notice of demand for payment, protest, notice of dishonor and any other notice of any kind with respect to this note.

10.
Waiver of Rights. No delay on the part of Mr. Cronin in exercising any of Mr. Cronin's rights nor an partial or single exercise or any of those rights constitutes a waiver thereof or of' any other right, and no waiver on the part of Mr. Cronin of any of Mr. Cronin's rights constitutes a waiver of any other right

11.
Amendment. This note may only be amended, waived, discharged, or terminated by an instrument in writing signed by the party against which enforcement of the amendment, waiver, discharge, or termination is sought.

12.	Governing Law. The laws of the State of Massachusetts, without regard to principles of conflicts of law, govern all matters arising under this note, including without limitation any tort claim.

Commonwealth Realty Partners, Inc. is executing this note on the date stated at the top of this note.